Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 of the Registration Statement on Form F-4 of our report dated May 13, 2013 relating to the combined financial statements of the Fiat Industrial Group for the year ended December 31, 2010, before the retrospective adjustments to the financial statements discussed in the Notes to the consolidated financial statements under Significant Accounting Policies – “Accounting standards, amendments and interpretations effective from January 1, 2013 and adopted by the Group” (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the method of preparation of such financial statements due to the partial and proportional demerger of Fiat S.p.A. in favor of Fiat Industrial that occurred effective January 1, 2011) appearing in the Prospectus, which is part of this Amendment No. 1 of the Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ DELOITTE & TOUCHE S.p.A.

Turin, Italy

May 29, 2013